SUBSIDIARIES OF CASEY’S GENERAL STORES, INC.

1. Casey’s Marketing Company, an Iowa corporation
2. Casey’s Services Company, an Iowa corporation
3. Casey’s Retail Company, an Iowa corporation
4. CGS Stores, LLC, an Iowa limited liability company
5. Heartland Property Company, LLC, a Delaware limited liability company
6. Bucks, LLC, a Nebraska limited liability company
7. Buchanan Energy (N), LLC, a Delaware limited liability company
8. Buchanan Energy (S), LLC, a Delaware limited liability company
9. Buck’s, LLC of Collinsville, an Illinois limited liability company
10. C.T. Jewell Company, Inc., a Nebraska corporation

Casey’s Marketing Company, Casey’s Services Company and Casey’s Retail Company are wholly owned by Casey’s General Stores, Inc. The remainder of the subsidiaries are indirect wholly owned subsidiaries of Casey’s General Stores, Inc., as described below.

CGS Stores, LLC and Heartland Property Company, LLC, are wholly owned by Casey's Marketing Company.

Bucks, LLC, Buchanan Energy (N), LLC, Buchanan Energy (S), LLC, Buck’s, LLC of Collinsville are wholly owned by Casey’s Retail Company.

C.T. Jewell Company, Inc. is wholly owned by Bucks, LLC.

At April 30, 2023, almost all stores operated by the subsidiaries do business under the names “Casey’s” and/or “Casey’s General Store,” while a limited number do business under the names “GoodStop (by Casey’s)”, “Bucky’s,” or, "Minit Mart," except for two stores selling primarily tobacco products, one liquor store, and one grocery store.